Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Fourth Quarter 2021 Results

•Net income of $159.7 million ($0.78 per diluted common share) for the fourth quarter of 2021; after-tax adjusted operating income was $182.0 million ($0.89 per diluted common share).

•Results reflect impact of high COVID-related mortality and infection levels, growth in premium income, and continued strong returns in alternative invested asset portfolio.

•Strong balance sheet and liquidity with holding company cash of $1.5 billion; weighted average risk-based capital ratio of approximately 395 percent.

•In addition to stable dividends, capital deployment expanded with repurchase of $50 million of shares.

•Book value per common share of $56.37 grew 5.6 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (February 1, 2022) - Unum Group (NYSE: UNM) today reported net income of $159.7 million ($0.78 per diluted common share) for the fourth quarter of 2021, compared to net income of $135.4 million ($0.66 per diluted common share) for the fourth quarter of 2020.

Included in net income for the fourth quarter of 2021 is the amortization of the after-tax cost of reinsurance of $15.5 million ($0.08 per diluted common share), as well as a net after-tax investment loss on the Company’s investment portfolio of $6.8 million ($0.03 per diluted common share). Included in net income for the fourth quarter of 2020 is the net after-tax gain from the Closed Block individual disability reinsurance transaction of $32.0 million ($0.16 per diluted common share), an after-tax reserve increase related to assumption updates of $133.5 million ($0.66 per diluted common share), and a net after-tax investment gain on the Company’s investment portfolio, excluding the net after-tax realized investment gain associated with the Closed Block individual disability reinsurance transaction, of $1.6 million ($0.01 per diluted common share). Excluding the items above, after-tax adjusted operating income was $182.0 million ($0.89 per diluted common share) in the fourth quarter of 2021, compared to $235.3 million ($1.15 per diluted common share) in the fourth quarter of 2020.

“Our business continued to gain momentum in the fourth quarter, with solid premium growth and favorable returns on our investment portfolio. We maintained our strong capital position and entered 2022 well positioned for growth, yet our elevated claims experience is a reminder of the impact COVID continues to have on our world,” said Richard P. McKenney, president and chief executive officer. “During the quarter, we repurchased $50 million of our shares, reflecting our confidence in the strength of our business, as well our commitment to generating value for shareholders. Our purpose remains clear, and our people continue to demonstrate sustained resilience in serving our customers.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains or losses, amortization of cost of reinsurance, and certain other items. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $81.4 million in the fourth quarter of 2021, a decrease of 43.3 percent from $143.5 million in the fourth quarter of 2020. Premium income for the segment increased 3.0 percent to $1,529.3 million in the fourth quarter of 2021, compared to premium income of $1,485.1 million in the fourth quarter of 2020. Net investment income for the segment increased 5.2 percent to $182.1 million in the fourth quarter of 2021, compared to $173.1 million in the fourth quarter of 2020.

Within the Unum US operating segment, the group disability line of business reported a 47.3 percent decrease in adjusted operating income to $34.1 million in the fourth quarter of 2021, compared to $64.7 million in the fourth quarter of 2020. Premium income for the group disability line of business increased 5.0 percent to $682.9 million in the fourth quarter of 2021, compared to $650.2 million in the fourth quarter of 2020, due to higher premium levels in the short-term disability product line, partially offset by lower persistency. Net investment income increased 1.5 percent to $94.9 million in the fourth quarter of 2021, compared to $93.5 million in the fourth quarter of 2020, driven by higher miscellaneous investment income and a higher level of invested assets, partially offset by a decline in the yield on invested assets. The benefit ratio for the fourth quarter of 2021 was 78.3 percent, compared to 72.5 percent in the fourth quarter of 2020, due to higher average claim size and higher incidence in group long-term disability. Group long-term disability sales were $107.3 million in the fourth quarter of 2021, a decrease of 13.0 percent from $123.3 million in the fourth quarter of 2020. Group short-term disability sales were $65.8 million in the fourth quarter of 2021, a decrease of 34.0 percent from $99.7 million in the fourth quarter of 2020. Persistency in the group long-term disability product line was 89.6 percent for full year 2021, compared to 90.8 percent for full year 2020. Persistency in the group short-term disability product line was 87.4 percent for full year 2021, compared to 88.7 percent for full year 2020.

The group life and accidental death and dismemberment line of business reported an adjusted operating loss of $71.7 million in the fourth quarter of 2021, compared to adjusted operating loss of $21.9 million in the fourth quarter of 2020. Premium income for this line of business increased 2.1 percent to $455.2 million in the fourth quarter of 2021, compared to $445.9 million in the fourth quarter of 2020, primarily due to higher natural growth in the in-force block and favorable persistency. Net investment income increased 21.3 percent to $27.9 million in the fourth quarter of 2021, compared to $23.0 million in the fourth quarter of 2020, due primarily to higher miscellaneous investment income and a higher level of invested assets, partially offset by a decline in the yield on invested assets The benefit ratio in the fourth quarter of 2021 was 98.3 percent, compared to 90.4 percent in the fourth quarter of 2020, due to higher incidence in the group life product line, resulting from the impacts of COVID-19, and higher average claim size. Also impacting the operating results for the group life and accidental death and dismemberment line of business is a decrease in the deferral of acquisition costs in the fourth quarter of 2021 due to lower expected recoverability in the short-term. Sales of group life and accidental death and dismemberment products decreased 4.7 percent in the fourth quarter of 2021 to $103.2 million, compared to $108.3 million in the fourth quarter of 2020. Persistency in the group life product line was 89.7 percent for full year 2021, compared to 88.8 percent for full year 2020. Persistency in the accidental death and dismemberment product line was 89.1 percent for full year 2021, compared to 88.2 percent for full year 2020.

The supplemental and voluntary line of business reported an increase of 18.2 percent in adjusted operating income to $119.0 million in the fourth quarter of 2021, compared to $100.7 million in the fourth quarter of 2020. Premium income for the supplemental and voluntary line of business increased slightly to $391.2 million in the fourth quarter of 2021, compared to $389.0 million in the fourth quarter of 2020, due to growth in the dental and vision product line, mostly offset by declines in the voluntary benefits and individual disability product lines. Net investment income increased 4.8 percent

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

to $59.3 million in the fourth quarter of 2021, compared to $56.6 million in the fourth quarter of 2020, primarily due to higher miscellaneous investment income. The benefit ratio for the individual disability product line was 40.2 percent for the fourth quarter of 2021, compared to 42.0 percent for the fourth quarter of 2020, due primarily to lower claims incidence. The benefit ratio for the voluntary benefits product line was 42.9 percent in the fourth quarter of 2021, compared to 48.0 percent for the fourth quarter of 2020, due to favorable experience in both the critical illness and disability product lines, partially offset by higher incidence in the life product line resulting from the impacts of COVID-19. The benefit ratio for the dental and vision product line for the fourth quarter of 2021 was generally consistent with the fourth quarter of 2020. Relative to the fourth quarter of 2020, sales in the individual disability product line increased 26.9 percent in the fourth quarter of 2021 to $22.2 million. Sales in the voluntary benefits product line increased 45.4 percent in the fourth quarter of 2021 to $52.5 million. Sales in the dental and vision product line totaled $28.8 million for the fourth quarter of 2021, a decrease of 9.7 percent compared to the fourth quarter of 2020. Persistency in the individual disability product line was 89.7 percent for full year 2021, compared to 89.5 percent for full year 2020. Persistency in the voluntary benefits product line was 75.8 percent for full year 2021, compared to 72.7 percent for full year 2020. Persistency in the dental and vision product line was 86.0 percent for full year 2021, compared to 85.0 percent for full year 2020.

Unum International

The Unum International segment reported adjusted operating income of $27.1 million in the fourth quarter of 2021, an increase of 30.9 percent from $20.7 million in the fourth quarter of 2020. Premium income increased 7.1 percent to $177.5 million in the fourth quarter of 2021, compared to $165.7 million in the fourth quarter of 2020. Net investment income increased 48.6 percent to $37.9 million in the fourth quarter of 2021, compared to $25.5 million in the fourth quarter of 2020. Sales increased 35.1 percent to $25.4 million in the fourth quarter of 2021, compared to $18.8 million in the fourth quarter of 2020.

The Unum UK line of business reported adjusted operating income, in local currency, of £18.7 million in the fourth quarter of 2021, an increase of 21.4 percent from £15.4 million in the fourth quarter of 2020. Premium income was £114.5 million in the fourth quarter of 2021, an increase of 5.1 percent from £108.9 million in the fourth quarter of 2020, driven by growth in the in-force block resulting from the impact of rate increases in the group long-term disability product line and higher overall persistency. Net investment income was £26.8 million in the fourth quarter of 2021, an increase of 49.7 percent from £17.9 million in the fourth quarter of 2020, due to higher investment income from inflation index-linked bonds and higher asset levels, partially offset by lower yield on fixed-rate bonds. The benefit ratio in the fourth quarter of 2021 was 81.4 percent, compared to 75.6 percent in the fourth quarter of 2020, primarily driven by higher inflation-linked increases in group benefits. Sales increased 28.1 percent to £14.6 million in the fourth quarter of 2021, compared to £11.4 million in the fourth quarter of 2020. Persistency in the group long-term disability product line was 89.3 percent for full year 2021, compared to 88.2 percent for full year 2020. Persistency in the group life product line was 86.5 percent for full year 2021, compared to 81.8 percent for full year 2020. Persistency in the supplemental product line was 90.9 percent for full year 2021, compared to 90.7 percent for full year 2020.

Colonial Life Segment

Colonial Life reported a 12.4 percent increase in adjusted operating income to $80.0 million in the fourth quarter of 2021, compared to $71.2 million in the fourth quarter of 2020. Premium income increased 1.1 percent to $423.3 million in the fourth quarter of 2021, compared to $418.8 million in the fourth quarter of 2020, primarily due to higher overall persistency and higher current year sales. Net investment income increased 9.1 percent to $40.9 million in the fourth quarter of 2021, compared to $37.5 million in the fourth quarter of 2020, due to higher miscellaneous investment income and a higher level of invested assets, partially offset by a decline in yield on invested assets. The benefit ratio was 52.5 percent in the fourth quarter of 2021, compared to the benefit ratio of 56.6 percent in the fourth quarter of 2020, driven by favorable incidence in all of the product lines.

Sales increased 7.8 percent to $166.2 million in the fourth quarter of 2021, compared to $154.2 million in the fourth quarter of 2020. Persistency in Colonial Life was 79.3 percent for full year 2021, compared to 77.8 percent for full year 2020.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $76.7 million in the fourth quarter of 2021, which excludes the amortization of the cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $19.7 million, compared to $104.2 million in the fourth quarter of 2020. Excluded from the fourth quarter of 2020 results were the impacts from the Closed Block individual disability reinsurance transaction of $1,305.5 million, the amortization of the cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $2.6 million, the long-term care reserve increase of $151.5 million, and the reserve increase in group pension within the all other product line of $17.5 million. Premium income for this segment declined 2.3 percent to $244.5 million in the fourth quarter of 2021, compared to the fourth quarter of 2020, due to policy terminations, partially offset by rate increases on certain in-force business in the long-term care product line. Net investment income decreased 20.8 percent to $282.5 million in the fourth quarter of 2021, compared to $356.7 million in the fourth quarter of 2020, due to a decrease in the level of invested assets supporting the individual disability line of business resulting from the reinsurance transaction that occurred in the fourth quarter of 2020 and the first quarter of 2021, as well as a decline in the yield on invested assets. These decreases were partially offset by higher miscellaneous investment income.

The interest adjusted loss ratio for the long-term care line of business was 82.2 percent in the fourth quarter of 2021 compared to 60.2 percent in the fourth quarter of 2020, which excludes the previously discussed reserve increase related to the update of assumptions during the fourth quarter of 2020, driven by unfavorable policy terminations, lower claimant mortality, and higher submitted claims. Excluding the reserve increase related to the assumption update during the third quarter of 2021, the interest adjusted loss ratio for the long-term care line of business for full year 2021 was 77.3 percent which is below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business was 75.4 percent in the fourth quarter of 2021, compared to 79.5 percent in the fourth quarter of 2020, which excludes the impacts from the first phase of the reinsurance transaction that closed in the fourth quarter of 2020, driven primarily by lower submitted claims.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $45.1 million in the fourth quarter of 2021, compared to an adjusted operating loss of $42.7 million in the fourth quarter of 2020, due primarily to higher interest and operating expenses, partially offset by higher net investment income.

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 204.2 million for the fourth quarter of 2021, compared to 204.1 million for the fourth quarter of 2020. Shares outstanding totaled 202.5 million at December 31, 2021. During the fourth quarter of 2021, the Company repurchased 1.9 million shares at a cost of $50.0 million pursuant to an accelerated share repurchase agreement.

Capital Management

At December 31, 2021, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 395 percent, and cash and marketable securities in the holding companies equaled $1,515.0 million.

Book Value

Book value per common share as of December 31, 2021 was $56.37, compared to $53.37 at December 31, 2020.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Outlook

The Company anticipates hosting a conference call on February 25, 2022 to provide its outlook for 2022. Details will be provided closer to the event.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses and the amortization of the cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses.  Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021, respectively. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, February 2, 2022, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the fourth quarter of 2021. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-844-200-6205 for callers in the U.S. (pass code 391096). For callers in Canada, the dial-in number is 1-833- 950-0062 (pass code 391096). For all other callers, the dial-in number is 1-929 526-1599 (pass code 391096). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through March 1, 2022 by dialing 1-866- 813-9403 (U.S.), 1-266-828-7578 (Canada), 0204-525-0658 (U.K. Local), or +44-204-525-0658 (all other locations) - pass code 338155.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2021 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) an international provider of workplace benefits and services, has been helping workers and their families for more than 170 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2020, Unum reported revenues of $13.2 billion and paid $7.6 billion in benefits. The Fortune 250 company is one of the 2021 World's Most Ethical Companies, recognized by the Ethisphere® Institute.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (17) effectiveness of our risk management program; (18) contingencies and the level and results of litigation; (19) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (20) fluctuation in foreign currency exchange rates.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December 31, 2020. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Year Ended December 31
	2021	2020	2021	2020
Revenue
Premium Income	$2,374.6	$2,319.9	$9,481.0	$9,378.1
Net Investment Income	550.8	593.5	2,213.2	2,360.7
Net Investment Gain (Loss)	(8.7)	1,304.9	76.7	1,199.1
Other Income	62.4	55.2	242.9	224.2
Total Revenue	2,979.1	4,273.5	12,013.8	13,162.1

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,939.4	3,346.7	7,598.6	8,972.9
Commissions	260.2	246.8	1,038.1	1,057.3
Interest and Debt Expense	50.6	45.6	185.0	188.2
Cost Related to Early Retirement of Debt	—	—	67.3	—
Deferral of Acquisition Costs	(119.2)	(129.4)	(508.1)	(576.2)
Amortization of Deferred Acquisition Costs	145.3	139.5	586.1	606.1
Other Expenses	511.1	499.6	1,983.8	1,949.8
Total Benefits and Expenses	2,787.4	4,148.8	10,950.8	12,198.1

Income Before Income Tax	191.7	124.7	1,063.0	964.0
Income Tax	32.0	(10.7)	238.8	171.0

Net Income	$159.7	$135.4	$824.2	$793.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.78	$0.66	$4.04	$3.89
Assuming Dilution	$0.78	$0.66	$4.02	$3.89

Weighted Average Common Shares - Basic (000s)	203,653.1	203,874.6	204,232.9	203,642.0
Weighted Average Common Shares - Assuming Dilution (000s)	204,243.2	204,113.3	204,847.9	203,755.3
Outstanding Shares - (000s)			202,514.2	203,690.1

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2021		2020
	(in millions)	per share *	(in millions)	per share *
Net Income	$159.7	$0.78	$135.4	$0.66
Excluding:
Net Investment Gains and Losses
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $—; $273.5)	—	—	1,028.8	5.04
Net Investment Gain (Loss), Other (net of tax expense (benefit) of $(1.9); $1.0)	(6.8)	(0.03)	1.6	0.01
Total Net Investment Gain (Loss)	(6.8)	(0.03)	1,030.4	5.05
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $—; $274.2)	—	—	(1,031.3)	(5.05)
Amortization of the Cost of Reinsurance (net of tax benefit of $4.2; $0.6)	(15.5)	(0.08)	(2.0)	(0.01)
Net Tax Benefits of Reinsurance Transaction	—	—	36.5	0.18
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(15.5)	(0.08)	(996.8)	(4.88)
Net Reserve Change Related to Reserve Assumption Updates (net of tax benefit of $—; $35.5)	—	—	(133.5)	$(0.66)
After-tax Adjusted Operating Income	$182.0	$0.89	$235.3	$1.15

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

	Year Ended December 31
	2021		2020
	(in millions)	per share *	(in millions)	per share *
Net Income	$824.2	$4.02	$793.0	$3.89
Excluding:
Net Investment Gains and Losses
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $14.2; $273.5)	53.4	0.26	1,028.8	5.05
Net Investment Gain (Loss), Other (net of tax expense (benefit) of $1.9; $(20.9))	7.2	0.03	(82.3)	(0.40)
Total Net Investment Gain	60.6	0.29	946.5	4.65
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $29.2; $274.2)	(110.1)	(0.53)	(1,031.3)	(5.06)
Amortization of the Cost of Reinsurance (net of tax benefit of $16.8; $0.6)	(62.3)	(0.31)	(2.0)	(0.01)
Net Tax Benefits of Reinsurance Transaction	—	—	36.5	0.18
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(172.4)	(0.84)	(996.8)	(4.89)
Net Reserve Change Related to Reserve Assumption Updates (net of tax expense (benefit) of $38.1; $(35.5))	143.3	0.70	(133.5)	(0.66)
Impairment Loss on Internal-Use Software (net of tax benefit of $2.5; $—)	(9.6)	(0.05)	—	—
Cost Related to Early Retirement of Debt (net of tax benefit of $14.1; $—)	(53.2)	(0.26)	—	—
Impairment Loss on ROU Asset (net of tax benefit of $2.9; $2.7)	(11.0)	(0.05)	(10.0)	(0.05)
Impact of U.K. Tax Rate Increase	(24.2)	(0.12)	—	—
Costs Related to Organizational Design Update (net of tax benefit of $—; $4.7)	—	—	(18.6)	(0.09)
After-tax Adjusted Operating Income	$890.7	$4.35	$1,005.4	$4.93

* Assuming Dilution

	December 31
	2021		2020
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$11,416.4	$56.37	$10,871.0	$53.37
Excluding:
Net Unrealized Gain on Securities	962.2	4.75	1,067.7	5.24
Net Gain on Hedges	61.8	0.30	97.8	0.48
Subtotal	10,392.4	51.32	9,705.5	47.65
Excluding:
Foreign Currency Translation Adjustment	(273.9)	(1.35)	(261.3)	(1.28)
Subtotal	10,666.3	52.67	9,966.8	48.93
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(396.0)	(1.96)	(530.0)	(2.61)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$11,062.3	$54.63	$10,496.8	$51.54

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10